FOR IMMEDIATE RELEASE                                                                                                NR09-17

DYNEGY INC. ANNOUNCES EXECUTIVE MANAGEMENT TEAM CHANGES

HOUSTON (August 20, 2009) – Dynegy Inc. (NYSE: DYN) today announced that Richard W. Eimer, Executive Vice President of Operations, will retire effective October 1, 2009.

With Eimer’s retirement, Lynn A. Lednicky will be named Executive Vice President of Operations, and certain other members of the company’s Executive Management Team will take on expanded responsibilities.

“Rich has made numerous contributions during his four decades of service to Dynegy and its predecessor, Illinois Power,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc.  “He has developed a strong operations team with a commitment to keeping our facilities available to capture market opportunities.  We thank him for his dedication and service to the company and wish him well in his retirement.”

Eimer, 61, joined Dynegy predecessor Illinois Power in 1971, and held positions of increasing responsibility with the company, primarily associated with power plant operations and management.

Lednicky, 49, joined Dynegy predecessor Destec Energy, Inc. in 1991.  He most recently served as Executive Vice President, Asset Management, Government and Regulatory Affairs.  As Executive Vice President of Operations, Lednicky will have overall responsibility for the operational management of the company’s fleet of power generation assets. Lednicky will continue to oversee the company’s construction projects and continue to report to Williamson.

“Lynn has developed a comprehensive understanding of Dynegy, our power plants and our markets through a variety of commercial and corporate roles over a career with the company that spans almost 20 years.  Under his leadership, we will continue our focus on safe, reliable and cost-efficient operations,” Williamson said.

With Lednicky’s appointment to the Operations position, J. Kevin Blodgett, General Counsel and Executive Vice President, Administration, will assume responsibility for government and regulatory affairs. Charles C. Cook, Executive Vice President, Commercial and Market Analytics, will assume asset management responsibilities.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 17,700 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.  DYNC
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